UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

The Brink’s Company

 (Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

On March 14, 2012, The Brink’s Company (the “Company”) filed and distributed its definitive proxy statement for the annual meeting of shareholders of the Company to be held on May 4, 2012 (the “Proxy Statement”).  In the Proxy Statement, the Company set forth instructions for shareholders wishing to grant their proxy in respect of certain items which will be voted upon at the annual meeting. This is a reminder to shareholders to return their proxy to the Company and a repetition of the recommendation of the Company’s board of directors in respect of the items to be voted upon.

April ___, 2012

Dear Shareholder:

We have previously sent to you proxy materials for the Annual Meeting of The Brink’s Company shareholders, to be held on May 4, 2012. Your Board of Directors recommends that shareholders vote FOR all Items on the agenda.

According to our latest records, we have not yet received your proxy for this important meeting. Your vote is important, no matter how many or how few shares you may own.  If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,

Michael J. McCullough
Secretary

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.